EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports First Quarter Results

Holliston, MA, May 5, 2005 / — Harvard Bioscience, Inc. (Nasdaq: HBIO), today reported financial highlights for the three months ended March 31, 2005.

Revenues for the three months ended March 31, 2005 were $22.4 million, an increase of 1% over revenues of $22.2 million for the three months ended March 31, 2004.  Net income, as measured under U.S. generally accepted accounting principles (“GAAP”), for the quarter ended March 31, 2005 was $0.2 million or $0.01 per basic and diluted share, compared to a net loss of $51,000, or $0.00 per basic and diluted share, for the quarter ended March 31, 2004.  Non-GAAP adjusted net income was $0.8 million and $0.03 per diluted share for the quarters ended March 31, 2005 and 2004.

The following table reconciles the non-GAAP adjusted net income and net income per diluted share to our U.S. GAAP net income and net income per diluted share.

HARVARD BIOSCIENCE, INC.

Reconciliation of Non-GAAP Adjusted Net Income to U.S. GAAP Net Income

(In thousands, except per share data)

(unaudited)

	March 31,
	2005		2004
		EPS		EPS
		Equivalent		Equivalent

Adjusted net income	$806	$0.03	$798	$0.03
Less:
Stock compensation expense	—	—	47	0.00
Amortization of intangibles	896	0.03	923	0.03
Fair value adjustment to cost of product sales	—	—	302	0.01
Income tax benefit	(292)	(0.01)	(423)	(0.01)
GAAP net income	$202	$0.01	$(51)	$(0.00)

Weighted average common shares diluted		30,893		30,164

“Despite a widespread slowdown in capital equipment spending at both pharmaceutical companies and universities, our Genomic Solutions subsidiary, which sells primarily capital equipment, continued to show improvement.  Orders for Genomic Solutions products compared to the first quarter of last year grew and gross margins have improved significantly. Genomic Solutions was profitable, on an adjusted basis which excludes amortization of intangible assets, for the second quarter in a row.  As we stated last quarter, we believe we have turned the corner at Genomic Solutions and are now focused on growing its revenues and profits.  However, the capital spending slowdown did have an impact on sales of our high margin COPAS product line which fell short of our original expectations for the quarter,” said Chane Graziano, Chief Executive Officer.

“During the quarter, sales of core products such as syringe pumps, spectrophotometers, and amino acid analyzers grew significantly.  Sales of syringe pumps at Harvard Apparatus, grew a very strong 15%(1) over the same period last year.  Sales of spectrophotometers and amino acid analyzers at our Biochrom subsidiary, which had been weak for several quarters primarily due to the reorganization of GE Healthcare, our largest distributor, grew by 8% over the same period last year.”

Mr. Graziano continued, “Despite the constrained capital spending environment we are encouraged by the recent strength of some of our core product lines and the number of funded prospects for our COPAS product line for the balance of the year. As a result, we believe our previous guidance for revenues and adjusted earnings per share is still achievable for 2005.  This guidance does not include the impact of potential acquisitions in 2005, nor does it reflect the potential impact of foreign currency fluctuations.”

Financial Results:

Revenues for the first quarter of 2005 grew 1% from the same quarter in 2004 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $0.3 million, revenues for the first quarter of 2005 were relatively flat compared with the same period in 2004.

Cost of product revenues for the first quarter was approximately $11.4 million for 2005 and $11.6 million for 2004.  Gross margin percentage on product revenues (“gross margin”) was 49% and 47% for the first quarter of 2005 and 2004, respectively.  Gross margin increased for the first quarter of 2005 primarily due to gross margin improvements at our Genomic Solutions subsidiary as a result of the restructuring efforts which began in the second quarter of 2004 and favorable product mix of Genomic Solutions.  For the first quarter of 2004 approximately $0.3 million of the cost of product revenues was related to fair value adjustments to inventory and backlog associated with our BioRobotics, KD Scientific, and Hoefer acquisitions.  Excluding these adjustments, gross margin was 48% for the three month period ended March 31, 2004.

(1) Assumes Harvard Bioscience acquired KD Scientific on January 1, 2004.

Sales and marketing expense was $4.4 million for the quarter ended March 31, 2005 compared to $4.3 million for the quarter ended March 31, 2004.  The increase in sales and marketing expenses was primarily attributable to an increase in salary and related expenses at our Harvard Apparatus and Hoefer businesses, offset by a decrease in salary and related expenses at our Genomic Solutions subsidiary.  As a percentage of total revenues, sales and marketing expense for the first quarter of 2005 was 20% compared to approximately 19% for the same quarter in 2004.

General and administrative expense for the first quarter of 2005 of $3.3 million decreased approximately $0.2 million from $3.5 million in the first quarter of 2004.  The decrease was primarily due to a reduction in payroll and payroll related expenses at our Genomic Solutions subsidiary of approximately $0.1 million and restructuring costs incurred in 2004 of approximately $0.3 million to shut down our Genomic Solutions Japanese sales office.  These decreases were offset by increased costs associated with Sarbanes-Oxley compliance of approximately $0.3 million.  As a percentage of revenues, general and administrative expense for the quarters ended March 31, 2005 and 2004 was approximately 15% and 16%, respectively.

Research and development expense was $1.9 million for the first quarter of 2005 compared to $1.7 million for the same period in 2004.  The increase in research and development expense was primarily the result of increased consulting costs offset by a reduction in payroll and payroll related expenses at our Genomic Solutions subsidiary.  As a percentage of total revenues, research and development expense for each of the first quarters of 2005 and 2004 was 8%.

Amortization of intangible assets for the three months ended March 31, 2005 was approximately $896,000 compared to $923,000 for the same period in 2004.

Net interest expense for the three months ended March 31, 2005 was approximately $193,000 compared to $124,000 for the three months ended March 31, 2004.  The increase in net interest expense for the three months ended March 31, 2005 was primarily the result of higher average long-term debt balances in the first quarter of 2005 compared to the first quarter of 2004 and higher interest rates.

Losses from foreign exchange were approximately $148,000 for the quarter ended March 31, 2005 compared to a loss of approximately $143,000 for the same period in 2004.

The Company ended the quarter with cash and cash equivalents of $12.4 million, a decrease of approximately $1.5 million since December 31, 2004.  The decrease in our cash position was primarily the result of payments made on our revolving credit facility of approximately $1.3 million, the timing of cash payments for accrued liabilities of approximately $1.0 million and tax payments of approximately $1.3 million.  These decreases were offset by a reduction in trade receivables which generated approximately $1.1 million in cash during the quarter.  The Company ended the quarter with approximately $15.2 million drawn against its $20 million credit facility.

As previously announced, management will host a conference call regarding first quarter results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 8:30 a.m. Eastern Time on Friday, May 6, 2005.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Earnings Call icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on our website by clicking on the Press Releases button.  If you are unable to listen to the live web cast or the call, this press release and any related financial or statistical information will be archived on our web site by clicking on the Press Releases button or Earnings Call icon, as appropriate.  The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted statements of income, adjusted gross margin, adjusted net income, and adjusted net income per diluted share.  We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business.   For the periods presented, these non-GAAP financial measures have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business including amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, and stock compensation expense, all net of tax.  This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company.  In particular, we believe that the presentation of a non-GAAP adjusted consolidated statement of income, including a number of adjusted line items, provides investors with a clearer understanding of the full effect of the adjustments that we make to our GAAP net income in order to derive our non-GAAP adjusted net income and net income per share.  Tabular reconciliations of our non-GAAP adjusted net income and adjusted net income per diluted share for the three months ended March 31, 2005 and 2004 to the comparable GAAP financial information is included below in this press release in the format of non-GAAP adjusted consolidated statements of income.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries through its direct sales force, an 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare (formerly Amersham Biosciences), Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

This press release contains and our conference call may contain forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, impact of any impairment of our goodwill or intangible assets, and our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

Selected Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31, 2005	December 31, 2004

Assets
Cash and cash equivalents	$12,365	$13,867
Trade receivables	17,353	18,519
Inventories	25,675	25,465
Property, plant and equipment	6,744	7,143
Goodwill and other intangibles	68,703	69,938
Other assets	4,989	4,949
Total assets	$135,829	$139,881

Liabilities
Total current liabilities	$17,276	$16,064
Total liabilities	32,036	35,524
Stockholders’ equity	103,793	104,357
Total liabilities and stockholders’ equity	$135,829	$139,881

EXHIBIT #2

HARVARD BIOSCIENCE, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2005	2004

Product revenues	$22,204	$21,882
Research revenues	231	283
Total revenues	22,435	22,165

Costs and expenses:
Cost of product revenues	11,389	11,588
Sales and marketing expenses	4,426	4,298
General and administrative expenses	3,331	3,523
Research and development expenses	1,887	1,670
Amortization of intangible assets	896	923
Total costs and expenses	21,929	22,002

Operating income	506	163

Other income (expense):
Foreign currency loss	(148)	(143)
Interest expense	(259)	(186)
Interest income	66	62
Other, net	160	(47)
Other income (expense), net	(181)	(314)

Income before income taxes	325	(151)
Income taxes	123	(100)
Net income (loss)	$202	$(51)

Income (loss) per share:
Basic	$0.01	$(0.00)
Diluted	$0.01	$(0.00)

Weighted average common shares:
Basic	30,413	30,164
Diluted	30,893	30,164

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

Non-GAAP Adjusted Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three months ended March 31, 2005			Three months ended March 31, 2004
	US GAAP Results	Adjustments (B)	Adjusted Results (A)	US GAAP Results	Adjustments (C)	Adjusted Results (A)

Product revenues	$22,204	$—	$22,204	$21,882	$—	$21,882
Research revenues	231	—	231	283	—	283
Total Revenues	22,435	—	22,435	22,165	—	22,165

Costs and expenses:
Cost of products revenues	11,389	—	11,389	11,588	(346)	11,242
Sales and marketing expenses	4,426	—	4,426	4,298	(1)	4,297
General and administrative expenses	3,331	—	3,331	3,523	(2)	3,521
Research and development expenses	1,887	—	1,887	1,670	—	1,670
Amortization of intangible assets	896	(896)	—	923	(923)	—
Total costs and expenses	21,929	(896)	21,033	22,002	(1,272)	20,730

Operating income	506	896	1,402	163	1,272	1,435

Other income (expense):
Foreign currency gain	(148)	—	(148)	(143)	—	(143)
Interest expense	(259)	—	(259)	(186)	—	(186)
Interest income	66	—	66	62	—	62
Other, net	160	—	160	(47)	—	(47)
Other income (expense), net	(181)	—	(181)	(314)	—	(314)

Income before income taxes	325	896	1,221	(151)	1,272	1,121
Income taxes	123	292	415	(100)	423	323
Net income	$202	$604	$806	$(51)	$849	$798

Income per share:
Basic	$0.01		$0.03	$(0.00)		$0.03
Diluted	$0.01		$0.03	$(0.00)		$0.03

Weighted average common shares:
Basic	30,413		30,413	30,164		30,164
Diluted	30,893		30,893	30,164		30,164

(A)           These Adjusted Consolidated Statements of Income are for informational purposes only and are not in accordance with US generally accepted accounting principles (GAAP).

(B)             For 2005, reflects the impact of amortization of intangibles ($896) and the related tax adjustment ($292).

(C)             For 2004, reflects the impact of amortization of intangibles ($923), fair value adjustments to inventory ($302), stock compensation expense ($47) and the related tax adjustment ($423).

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

Reconciliation of Genomic Solutions Consolidated Gross Margin Percentage

(unaudited)

	Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005

Non-GAAP adjusted gross margin percentage	43.6%	48.0%	50.5%	51.1%	50.5%
Fair value adjustments to costs of product revenues	2.5%	0.7%	3.8%	0.0%	0.0%
GAAP gross margin percentage	41.1%	47.3%	46.7%	51.1%	50.5%